AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE

Contact: George Shadid – EVP & Chief Financial Officer 816-584-5621 gshadid@aipc.com

FOR IMMEDIATE RELEASE

American Italian Pasta Company

Elects David Allen to Board of Directors

KANSAS CITY, MO, May 8, 2006 --- American Italian Pasta Company (NYSE:PLB) announced today the appointment of David Allen to its Board of Directors. Mr. Allen will fill one of the existing vacancies on the Company’s board, which now totals eight members.

David Allen served most recently as the Chief Operating Officer of U.S. Foodservice, Inc. Mr. Allen has over 20 years of business and consulting experience, having served in management and operations positions for a number of organizations, including Dell Computer Corporation, Frito-lay, Inc. and Booz, Allen & Hamilton. Mr. Allen is a graduate of Kettering University and received a Masters of Business Administration from Harvard University.

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer and marketer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona; and Verolanuova, Italy. The Company has approximately 600 employees located in the United States and Italy.